EXHIBIT 12

            COMPUTATION OF RATIO OF NET INCOME TO FIXED CHARGES AND
       NET INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        FOR THREE MONTHS ENDED MARCH 31
                                  (UNAUDITED)

(Dollars in millions)

                                                                1999       1998
                                                               ------     ------

Income before income taxes(1)                                  $2,100     $1,521

Add:
  Fixed charges, excluding capitalized interest                   476        525
                                                               ------     ------
Net income as adjusted                                         $2,576     $2,046
                                                               ======     ======
Fixed charges:
  Interest expense                                                359        406
  Capitalized interest                                              4          4
  Portion of rental expense representative of
    interest                                                      117        119
                                                               ------     ------
Total fixed charges                                            $  480     $  529
                                                               ======     ======
Preferred stock dividends(2)                                        7          7
                                                               ------     ------
Combined fixed charges and preferred stock
  dividends                                                    $  487     $  536
                                                               ======     ======
Ratio of net income to fixed charges                             5.37       3.87
Ratio of net income to combined fixed charges and
  preferred stock dividends                                      5.29       3.82

(1) Income before income taxes excludes the company's share in the income and losses of less-than-fifty percent-owned affiliates.

(2) Included in the ratio computation for the quarter ended March 31, 1999 and 1998, respectively, are preferred stock dividends of $5 million, or $7 million representing the pre-tax earnings which would be required to cover such dividend requirements based on the company's effective tax rate for the three months ended March 31, 1999 and 1998.

                               SEGMENT INFORMATION
                                   (UNAUDITED)

                                       Hardware Segments
                             ---------------------------------
                                           Personal                  Global
(Dollars in millions)        Technology     Systems     Server     Services
---------------------------------------------------------------------------
Quarter Ended March 31, 1999:

External revenue                 $2,870      $3,589     $2,073       $7,550
Internal revenue                    898           7         73          669
---------------------------------------------------------------------------
Total revenue                    $3,768      $3,596     $2,146       $8,219
===========================================================================
Pre-tax income (loss)            $   70      $  (89)    $  498       $  973
===========================================================================

Revenue year-to-
 year change                       (0.1)%      48.6%      (3.1)%       17.4%
Pre-tax income year-
 to-year change                   (70.6)%      80.6%      (2.0)%       33.8%
Pre-tax income margin               1.9%       (2.5)%     23.2%        11.8%

Quarter Ended March 31, 1998:

External revenue                 $2,767      $2,414     $2,135       $6,341
Internal revenue                  1,005           6         80          659
---------------------------------------------------------------------------
Total revenue                    $3,772      $2,420     $2,215       $7,000
===========================================================================
Pre-tax income (loss)            $  238      $ (458)    $  508       $  727
===========================================================================

Pre-tax income margin               6.3%      (18.9)%     22.9%        10.4%

Reconciliations to IBM as Reported:

                                                Quarter Ended     Quarter Ended
(Dollars in millions)                           March 31, 1999    March 31, 1998
                                                --------------    --------------

Revenue:
Total reportable segments                          $ 22,351         $ 19,626
Eliminations/other                                   (2,034)          (2,008)
                                                   --------         --------
   Total IBM Consolidated                          $ 20,317         $ 17,618
                                                   ========         ========

Pretax income:
Total reportable segments                          $  2,334         $  1,739
Eliminations/other                                     (234)            (216)
                                                   --------         --------
   Total IBM Consolidated                          $  2,100         $  1,523
                                                   ========         ========

                Global      Enterprise        Total
Software     Financing     Investments     Segments
---------------------------------------------------

  $2,920          $724           $ 549      $20,275
     211           207              11        2,076
---------------------------------------------------
  $3,131          $931           $ 560      $22,351
===================================================
  $  657          $297           $ (72)     $ 2,334
===================================================

    10.6%          5.1%           11.3%        13.9%

    10.4%          6.5%           52.0%        34.2%
    21.0%         31.9%          (12.9)%       10.4%

  $2,644          $725           $ 492      $17,518
     186           161              11        2,108
---------------------------------------------------
  $2,830          $886           $ 503      $19,626
===================================================
  $  595          $279           $(150)     $ 1,739
===================================================

    21.0%         31.5%          (29.8)%        8.9%

                         EXHIBITS OMITTED FROM THIS COPY

The Financial Data Schedule.

      Copies of these exhibits may be obtained without charge from First Chicago Trust Company, a division of Equiserve, Suite 4688, P.O. Box 2530, Jersey City, New Jersey 07303-2530.